EXHIBIT 23.3

                        Consent of Independent Auditors


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                      CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to incorporation by reference in this Prospectus constituting part of this Registration Statement on Form S-3 related to the Virginia Beach Federal Financial Corporation Dividend Reinvestment Plan of our report dated February 7, 1995 on the consolidated financial statements for the year ended December 31, 1994 and the consolidated statements of operations, cash flows and changes in stockholders' equity for the year ended December 31, 1993 included in the Company's Form 10-K for the year ended December 31, 1995 and to incorporation by reference of the Annual Report on Form 10-K of the Company for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/Price Waterhouse LLP
Price Waterhouse LLP
Norfolk, Virginia

February 24, 1997